Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dunkin’ Brands Group, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-183190 on Form S-3 and Nos. 333-176246 and 333-187615 on Form S-8 of Dunkin’ Brands Group, Inc. of our reports dated February 19, 2015, with respect to the consolidated balance sheets of Dunkin’ Brands Group, Inc. as of December 27, 2014 and December 28, 2013, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 27, 2014, and the effectiveness of internal control over financial reporting as of December 27, 2014, which reports appear in the December 27, 2014 annual report on Form 10-K of Dunkin’ Brands Group, Inc.

/s/ KPMG LLP

Boston, Massachusetts
February 19, 2015